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                                                                    Exhibit 99.1



                                [NCS Letterhead]



To Holders of NCS Warrants:


On December 18, 1995, a subsidiary of Diamond Shamrock, Inc. ("Diamond Shamrock") was merged with National Convenience Stores Incorporated ("NCS").
In the merger, holders of NCS Common Stock (the "Shares") received $27.00 per Share in cash. As a result of the merger, NCS became a wholly owned subsidiary of Diamond Shamrock.

As a result of the merger, the NCS warrants (the "Warrants") issued under the Warrant Agreement, dated March 9, 1993, between NCS and Boatmen's Trust Company, as warrant agent (the "Warrant Agent"), now represent the right to receive $27.00 per Warrant in cash (the "Warrant Payment") upon payment of the $17.75 per Warrant exercise price (the "Exercise Price"), in lieu of the one Share previously issuable upon exercise of a Warrant.

Our records indicate that you are a record holder of Warrants. YOU WILL NEED TO DELIVER THE CERTIFICATES REPRESENTING YOUR WARRANTS TO THE WARRANT AGENT IN ORDER TO RECEIVE PAYMENT FOR YOUR WARRANTS. NCS has agreed to waive the payment of the Exercise Price as a condition to receiving the $9.25 difference between the Warrant Payment and the Exercise Price (the "Spread"). In order to receive the Spread without paying the Exercise Price, you must write "DEDUCT EXERCISE PRICE" immediately above your signature on the Purchase Form that appears on the reverse of the certificate representing your Warrant.

NCS has deposited a sufficient amount of funds with the Warrant Agent to pay the aggregate Spread on all outstanding Warrants. Those funds will be held in escrow for the benefit of, and payment to, Warrant holders until 5:00 p.m. on March 9, 1998, the date on which the Warrants will expire. WARRANT HOLDERS WHO FAIL TO EXERCISE THEIR WARRANTS PRIOR TO 5:00 P.M. ON MARCH 9, 1998, WILL NOT BE ENTITLED TO RECEIVE THE SPREAD.

No interest is payable on the Spread. Accordingly NCS believes that it is in the economic interests of Warrant holders to exercise their Warrants as promptly as practicable.

The exercise of your Warrants will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or other laws. If you have any questions concerning the tax treatment of your Warrant exercise, please consult your tax advisor.

Please review the reverse side of your Warrant certificate for additional instructions as to how to exercise your Warrants or contact the Warrant Agent, Boatmen's Trust Company, Attention: Corporate Trust Division, by mail at P.O. Box 14768, St. Louis, Missouri 63178, or in person or by hand delivery at 510 Locust Street, 2nd Floor, St. Louis, Missouri 63101, or by telephone at either
(800) 456-9852 or (314) 466-1357.


                                        NATIONAL CONVENIENCE STORES INCORPORATED


May 6, 1996